Exhibit 10.17
First Amendment to
Corporate Incentive Compensation Plan “A”
This first amendment to the Corporate Incentive Compensation Plan “A” (the “Plan”) is intended to clearly demonstrate that the Plan is not subject to the requirements of section 409A of the Internal Revenue Code, as amended. The amendment is effective as of January 1, 2005.
The last two sentences of section 5 shall be replaced with the following sentences.
The date of payment of a Participant’s award (the “Distribution Date”) must occur within 90 days of the end of the year over which the Participant’s performance was evaluated. The Participant does not vest in his award until the Distribution Date. A portion of the award may be deferred to future years through deferrals into the Non-Qualified Retirement/Savings Plan or any successor plan, pursuant to the rules in that plan. Appropriate taxes will be withheld from each award.

November 20, 2008

ATTEST:	APACHE CORPORATION

/s/ Cheri L. Peper	By:	/s/ Margery M. Harris

Cheri L. Peper Corporate Secretary		Margery M. Harris Vice President, Human Resources